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                     DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                               6416 Variel Avenue
                            Woodland Hills, CA 91367



                                February 8, 2001



VIA EDGAR CORRESPONDENCE
------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


   Re: Withdrawal of Amendment No. 1 to Registration Statement of on Form S-3 (No. 333-4456)
        Dental/Medical Diagnostic Systems

Ladies and Gentlemen:


     This letter is to confirm that the undersigned wishes to withdraw amendment No. 1 to its registration statement on Form S-3, which amendment was filed October 27, 2000. The original registration statement shall remain effective.



                                    Sincerely,

                                    DENTAL/MEDICAL DIAGNOSTIC SYSTEMS



                                    By: /s/ Stephen Ross
                                        ---------------------------------------
                                        Stephen Ross,
                                        Vice President, Finance & Administration
                                        and Chief Financial Officer



cc: Alan Morris, SEC (via facsimile)